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For Immediate Release

GREEN OASIS ENVIRONMENTAL, INC. FILES COMPLIANCE TEST REPORT
WITH DHEC TO SECURE OPERATING PLANT PERMIT.

July 10, 1997
Charleston, SC

Green Oasis Environmental, Inc. has filed with the South Carolina Department of Health and Environmental Control (SCDHEC), Bureau of Air Quality, the results of a June 4, 1997 stack test performed by consultants ERM Southeast, Inc. and DEECO, Inc. on the Green Oasis Thermal Oxidizer Unit, as to which Green Oasis recently submitted a "Permit to Construct" application to South Carolina authorities. The testing was required pursuant to the terms of a SCDHEC order consented to by Green Oasis. The purpose of the stack test was to demonstrate compliance with certain limits for total organic compounds, volatile organic compounds and hydrogen chloride. The emission from the unit was demonstrated to be well below each of the specified limits during operation at the intended permit rates.

In addition, the test results demonstrated a Feed Rate of 250-270 gallons per hour, production of #2 oil at the approximate rate of 192 gallons per hour and production of bottom oil at the approximate rate of 60 gallons per hour.

Following a public comment period (45 days) regarding the operating permit, the Company hopes to have the final permit issued in early September. The plant ceased operation on June 4, 1997, pending completion of the required testing with satisfactory results, as specified in the SCDHEC consent order.

William D. Carraway, President, stated "while the company continues R & D to improve the technology for commercialization, passing the air test was critical to the company's plans to pursue plant financing and firm purchase orders."

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